Amended and Restated
Schedule A
to the
Administration Agreement
by and between
Aspiriant Trust
(f/k/a Aspiriant Global Equity Trust)
and
UMB Fund Services, Inc.

Intending to be legally bound, the undersigned hereby amend and restate Schedule A to the aforesaid Agreement as follows, effective as of the date set forth below.

NAMES OF FUNDS

Aspiriant Risk-Managed Global Equity Fund
Aspiriant Income Opportunities Fund

In witness whereof, the undersigned have executed this Amended and Restated Schedule A to the Administration Agreement between Aspiriant Trust (f/k/a Aspiriant Global Equity Trust) and UMB Fund Services, Inc., effective as of the 1st day of July, 2015.

UMB FUND SERVICES, LLC	ASPIRIANT TRUST

By:	By:

Title:	Title: